Exhibit 99.1

Contact Information:
Company Contact	Investor Relations
Michael Perez Chief Financial Officer Lexar Media 510-413-1278 mperez@lexarmedia.com	Jennifer Jarman the blueshirt group 415-217-7722 jennifer@blueshirtgroup.com

Lexar Media Reports Solid First Quarter Revenues and Profitability

Revenues Grow 90% Year Over Year;

EPS of $0.06

FREMONT, Calif., April 17, 2003 – Lexar Media, Inc. (Nasdaq: LEXR), a leading designer, developer and marketer of award-winning high-performance digital media and accessories, today reported financial results for the first quarter ended March 31, 2003.

Total first quarter revenues of $54.6 million increased approximately 90% from $28.8 million in the same period last year. Product revenues of $50.3 million for the first quarter increased 102% from $24.9 million in the same period last year. Gross margin for the quarter was 27% compared to 28% in the first quarter last year. Net income was $4.3 million, or $0.06 per basic and diluted share, as compared to a net loss of $4.9 million, or ($0.08) per basic and diluted share, in the same period last year.

“Coming off our strong fourth quarter, we are very pleased with our first quarter results in what we anticipate will be our seasonally weakest quarter of the year,” said Eric Stang, Lexar Media’s president and chief executive officer. “We achieved solid financial results that were in line with our guidance in the face of significant challenges in the retail sector. Despite larger than typical price declines for the quarter, we effectively controlled our costs and met our financial targets. At the end of the quarter our products were sold at more than 37,000 retail stores worldwide as compared to our target of 35,000 and approximately 31,000 at the end of the fourth quarter of 2002.”

Recent Highlights

Lexar Media recently:

•	Was selected for the second consecutive year as the exclusive provider of CompactFlash memory cards for all Nikon Coolpix digital cameras sold in the U.S. The 16-megabyte High-Speed CompactFlash memory cards are Lexar branded and labeled as a ‘Nikon Starter Card’.

•	Announced shipments of Olympus xD-Picture Cards™ in the highest capacity available, 256MB. The new capacity adds to the previously available capacities of 16MB, 32MB, 64MB and 128MB.

•	Introduced 40X speed-rated Professional Series CompactFlash cards, capable of minimum sustained write speeds of 6MB per second, in capacities of 256MB and 512MB. Lexar also announced plans to extend its line of Professional Series CompactFlash cards with industry-leading 2GB and 4GB capacity cards, speed rated at 32X and capable of a minimum sustained write speed of 4.8MB per second.

•	Extended its rigorous X-speed rating standard to Secure Digital cards. Lexar’s new High-Speed Secure Digital products are speed rated at 32X and are available in 256MB and 512MB capacities.

•	Introduced JumpDrive Secure, a rugged portable USB storage device with security software to protect data from unauthorized access for both PC and MAC environments.

•	Introduced its second-generation Digital Photo Player, which brings digital images to the living room by connecting digital memory cards directly to a television. The new player is faster and supports six popular memory formats as well as high-resolution JPEG images generated from computers or cameras of up to six megapixels.

•	Announced a 7-in-1 Hi-Speed USB 2.0 Multi-Card Reader, which accommodates CompactFlash Type I and Type II, Memory Stick, Memory Stick PRO, Secure Digital, Smart Media and MultiMediaCard and other formats.

•	Obtained a preliminary injunction against what Lexar believes to be misleading speed advertising by flash card reseller PQI in Germany.

•	Announced its sponsorship of the San Francisco Giants and a program to award four lucky fans the opportunity to act as a Giants team photographer for a day. The sponsorship also includes ballpark signage, scoreboard and on-air mentions and other promotion by the Giants.

•	Increased its borrowing capacity with a $25 million lending facility under a new banking relationship with Silicon Valley Bank. This facility has significantly improved terms over previous borrowing arrangements and is available to supplement Lexar’s working capital needs as required to fund anticipated growth.

Financial Outlook

In commenting on the Company’s outlook, Mr. Stang continued, “We expect ongoing strong demand for digital storage products coupled with less pronounced price declines in the second quarter and remain well poised to continue the successful expansion of our retail strategy. We are projecting second quarter revenues of $60 million or more with net income of approximately $4.5 million, or $0.06 per share. We believe we remain on track to achieve our previous guidance of $250 to $275 million for the year with net income of $0.30 per share.”

Conference Call

The Company will host a conference call to discuss its financial results and outlook today at 2:00 p.m. PST (5:00 p.m. EST). To participate on the live call, analysts and investors should dial 800-218-0713 at least ten minutes prior to the call. The call will also be webcast and can be accessed from the “Webcasts” section of Lexar Media’s investor relations web site at http://www.lexarmedia.com/ir/ where an archive of the conference call will be available for one year.

About Lexar Media, Inc.

Lexar Media, Inc. is a leading designer, marketer and licensor of award-winning removable flash-based digital storage media, card readers and ATA controller solutions for the digital photography, consumer electronics, industrial and communications markets. Lexar Media brands digital memory cards in the industry’s most popular formats including CompactFlash, SmartMedia, Memory Stick, MultiMediaCard and SD. As a digital storage innovator, Lexar Media was the first to develop and advance proprietary read-write speed standards for its USB-enabled CompactFlash cards and holds over 60 controller and system patents. Licensees of Lexar Media’s technology include Olympus, SanDisk, Samsung Electronics and Sony. Headquartered in Fremont, California, Lexar Media also has offices in London and Tokyo. Lexar Media is a member of the Russell 2000 Index. For more information, please call 1-800-789-9418 or visit www.lexarmedia.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements include statements related to projections about our business and financial outlook, anticipated demand for digital storage products generally and demand for our products in particular, industry price declines, successful expansion of our retail strategy, and the growth of the digital media and digital photograph markets. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: our quarterly operating results and gross margins are difficult to predict and may fluctuate significantly; future average selling price erosion due to excess industry capacity and extreme price competition; the solid-state storage market has evolved and is evolving and we may have to pay a royalty to sell certain flash card formats or may not be able to obtain rights to manufacture them at all; future digital film formats may not use our core technology; many of our retail customers and distributors have price protection which could require us to make large payments if we reduce prices; if we are unable to anticipate demand and pricing of our products or if we are unable to effectively manage the distributor channels and relationships, our operating results will be harmed; if we are unable to obtain additional financing for our future capital needs, we may be unable to develop or enhance our products, expand our operations or respond to competitive pressures; if we are unable to develop or maintain the strategic relationships necessary to develop, sell and market products that are commercially viable and widely accepted, the growth and success of our business may be limited; our business will not succeed unless the digital photography market continues to grow and is accepted by professional, commercial and consumer users; increased competition in the digital film market may lead to a decrease in our revenues and market share; we must be able to develop and introduce new products and services on a timely basis that are accepted by our customers and consumers in order to compete effectively; if we are unable to achieve or maintain our technology leadership position or to obtain rights to develop and manufacture new form factors on acceptable terms, our gross margins and revenues would likely decline significantly, if we are unable to generate increased revenue from licensing our controller technology for application in other products, our gross margins may be negatively impacted and we may have difficulty sustaining profitability; current global economic conditions; and we are involved in intellectual property litigation, and may become involved in additional litigation, that could divert management’s time and attention, be time-consuming and expensive to defend and limit our access to important technology. Readers should also refer to the risk factors described in Lexar Media’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003. Lexar Media assumes no obligation to update the forward-looking information contained in this news release.

Lexar Media, the Lexar Media logo and JumpDrive are trademarks of Lexar Media, Inc. Lexar Media, Inc. is an authorized licensee of the CompactFlash trademark. All other brand or product names are trademarks or registered trademarks of their respective holders.

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LEXAR MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	Mar. 31, 2003	Mar. 31, 2002
Net revenues:
Product revenues	$50,267	$24,901
License and royalty revenues	4,369	3,913

Total net revenues	54,636	28,814
Cost of product revenues	39,966	20,677

Gross margin	14,670	8,137

Operating expenses:
Research and development	1,827	1,266
Sales and marketing	5,369	3,687
General and administrative	2,984	2,037
Stock-based compensation	207	500

Total operating expenses	10,387	7,490

Income from operations	4,283	647

Total other income and (expense)	64	(319)

Income before income taxes	4,347	328
Income taxes	74	5,251

Net income (loss)	$4,273	$(4,923)

Net income (loss) per common share:
Basic	$0.06	$(0.08)

Diluted	$0.06	$(0.08)

Shares used in computing net income (loss) per common share calculation:
Basic	66,404	59,301
Diluted	75,573	59,301

LEXAR MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

ASSETS

	March 31, 2003	December 31, 2002
Current assets:
Cash and cash equivalents	$33,165	$47,383
Restricted cash	5,100	5,000
Accounts receivable, net	33,371	42,609
Inventories	24,235	25,604
Prepaid expenses and other current assets	2,337	2,397

Total current assets	98,208	122,993
Property and equipment, net	2,965	2,887
Intangibles and other assets	926	1,041

Total assets	$102,099	$126,921

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$33,921	$43,663
Deferred license revenue and product margin	20,489	22,352
Notes payable	—	14,568

Total current liabilities	54,410	80,583
Deferred license revenue, net of current portion	1,080	4,724
Other non-current liabilities	—	49

Total liabilities	55,490	85,356
Total stockholders’ equity	46,609	41,565

Total liabilities and stockholders’ equity	$102,099	$126,921